     As filed with the Securities and Exchange Commission on August 19, 1997

                                                           Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549
                                  _____________________

                                        FORM S-8

                                 REGISTRATION STATEMENT
                                          Under
                               THE SECURITIES ACT OF 1933
                                  _____________________

                                  MICRO WAREHOUSE, INC.
                 (Exact name of Registrant as specified in its charter)

             Delaware                                 06-1192793
    (State of Incorporation)                          (I.R.S. Employer
                                                      Identification No.)

                                 535 Connecticut Avenue
                               Norwalk, Connecticut 06854
                        (Address of principal executive offices)
                                  _____________________

                      MICRO WAREHOUSE, INC. 1994 STOCK OPTION PLAN

                                (Full title of the Plan)
                                 ______________________

                                   Bruce L. Lev, Esq.
                           Vice President and General Counsel
                                 535 Connecticut Avenue
                               Norwalk, Connecticut 06854
                                     (203) 899-4000

    (Name, address, including zip code and telephone number, including area code, of agent for service)

                                 ______________________


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                            CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum         Proposed Maximum
Title of Securities          Amount to be        Offering Price Per       Aggregate Offering            Amount of
to be Registered             Registered(1)            Share(2)                 Price(2)              Registration Fee
-------------------          -------------       ------------------       ------------------         ----------------
Common Stock,                3,500,000                $21.843                $76,450,500                $23,166.82
par value $.01 per
share
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Such additional indeterminable number of shares of Common Stock is hereby registered as may be required by reason of the anti-dilution provisions of the Micro Warehouse, Inc. 1994 Stock Option Plan.

(2) Computed in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average high and low price of the Common Stock reported in the consolidated reporting system on August 14, 1997.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Item 3.   INFORMATION INCORPORATED BY REFERENCE

         The contents of the Registration Statement of Micro Warehouse, Inc. (the "Company") on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on February 6, 1996 (Registration No. 333-1098) are hereby incorporated by reference. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for each of the Quarters ended March 31, 1997 and June 30, 1997 are hereby incorporated by reference. All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since the end of such fiscal year are also hereby incorporated by reference.

         All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all shares of common stock, par value $.01 per share (the "Common Stock") being offered have been sold or which deregisters all such Common Stock unsold are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of Common Stock being registered has been passed upon for the Company by Bruce L. Lev, Esq., Vice President, Secretary and General Counsel of the Company. As of August 19, 1997, Mr. Lev owns options to purchase 141,000 shares of Common Stock.

    Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's certificate of incorporation and by laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time. Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the care of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

         The certificate provides, among other things, that the Company will, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The certificate also includes a provision eliminating directors' exposure to liability for monetary damages for breaches of their fiduciary duty of care as directors. The provision does not eliminate the directors' (i) liability for monetary damages for breach of the duty of loyalty to the Company or its stockholders, (ii) liability for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) liability for the improper purchase or redemption of stock or the payment of improper dividends, and (iv) liability for any transaction from which a director received an improper personal benefit. In addition, the provision does not apply to claims made against directors by third parties or to persons who are officers as well as directors when acting in their capacities as officers.

         The Company is a party to indemnification agreements (the "Indemnification Agreements") with each of its officers and directors (each an "Indemnitee"). Under these Indemnification Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by Delaware Law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Company. The Company is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

         The Company also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

    Item 6.   EXHIBITS

       Exhibit
        NUMBER                               DOCUMENT

    4.1            Micro Warehouse, Inc. 1994 Stock Option Plan, as amended.
    5.1 Opinion of counsel as to legality of securities being registered.
    23.1           Consent of Counsel (contained in Exhibit 5.1).
    23.2           Consent of KPMG Peat Marwick LLP.
    24.1           Power of Attorney (included on signature page).

                                       SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on August 18, 1997.

                        MICRO WAREHOUSE, INC.


                        By:  /s/ Linwood A. Lacy, Jr.
                           ---------------------------------------
                            Linwood A. Lacy, Jr.
                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            SIGNATURES AND POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Linwood
A. Lacy, Jr., Peter Godfrey and Bruce L. Lev, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registration hereby confers like authority on its behalf.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                              TITLE                    DATE


 /s/ Peter Godfrey           Chairman of the Board         August 18, 1997
-------------------------
Peter Godfrey

 /s/ Linwood A. Lacy, Jr.    President, Chief Executive    August 18, 1997
-------------------------    Officer and Director
Linwood A. Lacy, Jr.         (Principal Executive Officer)

 /s/ Felix Dennis            Director                      August 18, 1997
-------------------------
Felix Dennis

 /s/ Frederick H. Fruitman   Director                      August 18, 1997
-------------------------
Frederick H. Fruitman

 /s/ Joseph M. Walsh         Director                      August 18, 1997

-------------------------
Joseph M. Walsh

 /s/ Wayne P. Garten         Senior Vice President and      August 18, 1997
-------------------------    Chief Financial Officer
Wayne P. Garten              (Principal Financial
                             Officer) (Principal
                             Accounting Officer)

                                    INDEX TO EXHIBITS


Exhibit
Number

4.1      Micro Warehouse, Inc. 1994 Stock Option Plan, as amended
5.1      Opinion of counsel as to legality of securities being registered
23.1     Consent of Counsel (contained in Exhibit 5.1)
23.2     Consent of KPMG Peat Marwick LLP
24.1     Power of Attorney (included on signature page)